This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-205491

SUBJECT TO COMPLETION, DATED APRIL 18, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated July 21, 2015)

$70,000,000 of Common Shares

Diana Shipping Inc.

We are offering $70,000,000 of our common shares, par value $0.01 per share, pursuant to this prospectus supplement. In addition, entities affiliated with Simeon Palios, our Chief Executive Officer and Chairman, and certain of our executive officers and directors have agreed to purchase approximately $20,000,000 of our common shares in the offering.

Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “DSX.” On April 17, 2017, the last reported sale price of our common shares on the NYSE was $5.59 per share.

Investing in our common shares involves risks. You should carefully consider each of the factors described under “Risk Factors” beginning on page S-10 of this prospectus supplement, on page 6 of the accompanying base prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus, before you make any investment in our common shares.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$	$
Underwriting Discounts(1)	$	$
Proceeds to Us (Before Expenses)	$	$

(1)	See “Underwriting” for additional information regarding underwriter compensation.

We have granted the underwriters an over-allotment option for a period of 30 days to purchase up to                additional common shares from us on the same terms and conditions as set forth above. If the underwriters exercise the over-allotment option in full, the total underwriting discounts will be $                , and the total proceeds to us, before expenses, will be $                .

The underwriters are offering the common shares as set forth in the section of this prospectus supplement entitled “Underwriting.” Delivery of the common shares will be made on or about                , 2017.

Joint Book-Running Managers

Wells Fargo Securities	Clarksons Platou Securities

Co-Manager

BNP PARIBAS

Prospectus Supplement dated                , 2017

Prospectus Supplement

Base Prospectus

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common shares and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying base prospectus or the information contained in any document incorporated by reference herein or therein, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference include important information about us, the common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying base prospectus together with additional information described under the heading, “Where You Can Find Additional Information” before investing in our common shares.

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus supplement are to, and amounts presented in, United States dollars and financial information presented in this prospectus supplement that is derived from financial statements incorporated herein by reference is prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. We have a fiscal year end of December 31.

We have authorized only the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference into this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common shares.

ENFORCEABILITY OF CIVIL LIABILITIES

Diana Shipping Inc. is a Marshall Islands corporation. The Marshall Islands has a less developed body of securities laws than the United States and provides protections for investors to a significantly lesser extent.

Our principal executive offices are located outside the United States in Athens, Greece, and a majority of our directors and officers and the experts named in this prospectus supplement reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

S-i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus supplement and the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter hire rates and vessel values, changes in demand in the dry bulk shipping industry, changes in the supply of vessels, changes in the Company’s operating expenses, including bunker prices, crew costs, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions or labor disruptions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports filed by the Company with the SEC and the NYSE. We caution readers of this prospectus supplement and the documents incorporated by reference into this prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements.

S-ii

PROSPECTUS SUMMARY

This section summarizes some of the key information that is contained in or incorporated by reference into this prospectus supplement. It may not contain all of the information that may be important to you in making an investment decision. You should carefully review the entire prospectus supplement and the accompanying base prospectus, any free writing prospectus that may be provided to you in connection with this offering of our common shares and the information incorporated by reference into this prospectus supplement, including the section entitled “Risk Factors” beginning on page S-10 of this prospectus supplement, on page 6 of the accompanying base prospectus, and in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC on February 17, 2017.

Unless the context otherwise requires, when used in this prospectus supplement, the terms “we,” “our,” “us” and the “Company” refer to Diana Shipping Inc. and its subsidiaries. We use the term deadweight tons, or dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of our vessels. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus supplement are to, and amounts are presented in, United States dollars and the financial information presented in this prospectus supplement that is derived from financial statements incorporated herein by reference is prepared in accordance with U.S. GAAP.

Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters’ have not exercised their over-allotment option to purchase additional shares.

Our Company

We are a global provider of shipping transportation services through our ownership of dry bulk vessels. We wholly own, directly or indirectly, each of the subsidiaries which own the vessels that comprise our fleet. Our vessels are employed on short, medium and long-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes. Currently, our operating fleet consists of 48 dry bulk vessels (4 Newcastlemax, 14 Capesize, 3 Post-Panamax, 4 Kamsarmax and 23 Panamax), having a combined carrying capacity of approximately 5.7 million dwt and a weighted average age of 7.9 years. The commercial and technical management of our fleet, as well as the provision of administrative services relating to our fleet’s operations, are carried out by Diana Shipping Services S.A., our wholly-owned subsidiary, and Diana Wilhelmsen Management Limited, a 50/50 joint venture with Wilhelmsen Ship Management.

We intend to continue to grow our fleet through timely and selective acquisitions of vessels or the construction of newbuildings in a manner that we believe will position the Company to benefit from the eventual recovery in the dry bulk shipping market. We expect to focus future vessel acquisitions on dry bulk carriers with a capacity of 70,000 dwt and above. However, we will also consider purchasing other classes of dry bulk vessels, if we determine that those vessels would, in our view, present favorable investment opportunities.

Our Fleet

The following table presents certain information concerning our fleet as of April 17, 2017:

	Vessel		Sister Ships*	Gross Rate (USD Per Day)	Com**	Charterers	Delivery Date to Charterers***	Redelivery Date to Owners****	Notes
	BUILT	DWT
	23 Panamax Bulk Carriers
1	DANAE		A	$4,900	5.00%	Dampskibsselskabet Norden A/S, Copenhagen	9-Dec-15	11-Feb-17
				$9,000	4.75%	Cargill International S.A., Geneva	8-Mar-17	7-May-17 - 12-May-17	1,2
	2001	75,106

2	DIONE		A	$4,350	5.00%	Nidera S.P.A., Roma	4-Feb-16	28-Jan-17
				$7,200	5.00%	Caravel Shipping Limited, Hong Kong	3-Feb-17	4-May-17
				$7,050	5.00%		4-May-17	3-Nov-17 - 18-Feb-18
	2001	75,172

3	NIREFS		A	$4,600	5.00%	Transgrain Shipping B.V., Rotterdam	15-Jan-16	14-Feb-17
				$6,500	5.00%	Raffles Shipping International Pte. Ltd., Singapore	14-Feb-17	28-Apr-17	3,4
	2001	75,311

4	ALCYON		A	$5,000	5.00%	Dampskibsselskabet Norden A/S, Copenhagen	4-May-16	4-May-17 - 4-Sep-17	5
	2001	75,247

5	TRITON		A	$6,300	5.00%	Windrose SPS Shipping and Trading S.A., Geneva	25-Oct-16	24-Apr-17 - 9-Jun-17	4
	2001	75,336

6	OCEANIS		A	$5,200	5.00%	Nidera S.P.A., Roma	30-Jun-16	22-Apr-17 - 30-May-17	4
	2001	75,211

7	THETIS		B	$5,150	5.00%	Transgrain Shipping B.V., Rotterdam	19-Jun-16	19-Apr-17 - 3-Aug-17
	2004	73,583

8	PROTEFS		B	$4,500	5.00%	Transgrain Shipping B.V., Rotterdam	23-Feb-16	24-Apr-17 - 23-Jun-17	4
	2004	73,630

9	CALIPSO		B	$6,020	5.00%	Windrose SPS Shipping and Trading S.A., Geneva	24-Aug-16	14-Mar-17
				$9,000	5.00%	Transgrain Shipping B.V., Rotterdam	14-Mar-17	30-Jan-18 - 14-May-18
	2005	73,691

10	CLIO		B	$5,350	5.00%	Transgrain Shipping B.V., Rotterdam	22-May-16	22-Apr-17 - 22-Jul-17
	2005	73,691

11	NAIAS		B	$7,500	5.00%	Glencore Agriculture B.V., Rotterdam	27-Dec-16	12-Jul-17 - 11-Nov-17
	2006	73,546

12	ARETHUSA		B	$5,000	5.00%	United Bulk Carriers International S.A., Luxembourg	10-Jun-16	23-Jan-17	6
				$7,200	5.00%	Noble Resources International Pte. Ltd., Singapore	23-Jan-17	23-Nov-17 - 23-Mar-18
	2007	73,593

13	ERATO		C	$4,650	5.00%	Glencore Grain B.V., Rotterdam	26-Mar-16	21-Apr-17 - 26-May-17	4
	2004	74,444

	Vessel		Sister Ships*	Gross Rate (USD Per Day)	Com**	Charterers	Delivery Date to Charterers***	Redelivery Date to Owners****	Notes
	BUILT	DWT
14	CORONIS		C	$4,750	5.00%	Narina Maritime Ltd	19-Mar-16	18-Apr-17 - 19-May-17	4
	2006	74,381

15	MELITE		D	$8,000	5.00%	Uniper Global Commodities SE, Düsseldorf	6-Dec-16	6-Jul-17 - 6-Oct-17
	2004	76,436

16	MELIA		D	$7,200	5.00%	Nidera S.P.A., Roma	24-Oct-15	19-Mar-17	7
				$9,500	5.00%		19-Mar-17	4-Feb-18 - 4-May-18
	2005	76,225

17	ARTEMIS			$5,350	5.00%	Bunge S.A., Geneva	7-Jun-16	18-Apr-17 22-Jul-17	4
	2006	76,942

18	LETO			$7,750	5.00%	Glencore Agriculture B.V., Rotterdam	29-Dec-16	29-Sep-17 - 29-Jan-18
	2010	81,297

19	SELINA		E	$5,800	5.00%	Dampskibsselskabet Norden A/S, Copenhagen	24-Mar-16	24-Jan-17
				$4,500	5.00%	BG Shipping Co., Limited, Hong Kong	24-Jan-17	23-Feb-17
				$7,100	5.00%		23-Feb-17	24-Oct-17 - 8-Feb-18
	2010	75,700

20	MAERA		E	$4,500	5.00%	United Bulk Carriers International S.A., Luxembourg	10-May-16	20-Apr-17 - 28-Apr-17	4
	2013	75,403

21	ISMENE			$5,850	5.00%	Glencore Grain B.V., Rotterdam	7-Aug-16	23-May-17 - 22-Sep-17
	2013	77,901

22	CRYSTALIA		F	$6,250	5.00%	SwissMarine Services S.A., Geneva	28-Jun-16	28-May-17 28-Aug-17	8
	2014	77,525

23	ATALANDI		F	$5,300	5.00%	Glencore Grain B.V., Rotterdam	26-Mar-16	26-Nov-17 - 26-Apr-18
	2014	77,529

	4 Kamsarmax Bulk Carriers
24	MAIA		G	$7,500	5.00%	RWE Supply & Trading GmbH, Essen	13-Nov-15	23-Apr-17 - 13-Jul-17	4
	2009	82,193

25	MYRSINI		G	$5,550	5.00%	RWE Supply & Trading GmbH, Essen	9-Mar-16	23-Apr-17 - 24-Jun-17	4
	2010	82,117

26	MEDUSA		G	$6,300	5.00%	Quadra Commodities S.A., Geneva	7-Apr-16	18-Apr-17 - 30-Jul-17	4
	2010	82,194

27	MYRTO		G	$6,000	4.75%	Cargill International S.A., Geneva	24-Dec-15	17-Jan-17
				$8,000	4.75%		17-Jan-17	17-Jan-18 - 17-Apr-18
	2013	82,131

	3 Post-Panamax Bulk Carriers
28	ALCMENE			$6,750	5.00%	ADM International Sarl, Rolle, Switzerland	13-May-15	22-Apr-17 - 2-Jun-17	4
	2010	93,193

29	AMPHITRITE		H	$7,700	5.00%	Bunge S.A., Geneva	15-Jul-15	30-Apr-17 - 30-Aug-17
	2012	98,697

	Vessel		Sister Ships*	Gross Rate (USD Per Day)	Com**	Charterers	Delivery Date to Charterers***	Redelivery Date to Owners****	Notes
	BUILT	DWT
30	POLYMNIA		H	$5,650	4.75%	Cargill International S.A., Geneva	15-Dec-15	15-Mar-17
				$10,100	4.75%		15-Mar-17	31-Mar-18 - 15-Jul-18
	2012	98,704

	14 Capesize Bulk Carriers
31	NORFOLK			$4,350	5.00%	SwissMarine Services S.A., Geneva	28-Mar-16	30-Mar-17	9,10
	2002	164,218

32	ALIKI			$5,300	5.00%	SwissMarine Services S.A., Geneva	16-Jan-16	14-Feb-17
				$10,300	5.00%		14-Feb-17	30-Dec-17 - 14-Apr-18
	2005	180,235

33	BALTIMORE			$7,750	4.75%	Cargill International S.A., Geneva	29-Jul-16	16-Feb-17
				$11,300	4.75%		16-Feb-17	16-Mar-18 - 1-Jul-18
	2005	177,243

34	SALT LAKE CITY			BCI 4TCs AVG + 3.5%	5.00%	K Noble Hong Kong Ltd., Hong Kong	7-Feb-15	20-Jan-17
				$9,000	5.00%	Uniper Global Commodities SE, Düsseldorf	20-Jan-17	20-Jan-18 - 20-May-18
	2005	171,810

35	SIDERIS GS		I	$6,500	5.00%	Rio Tinto Shipping (Asia) Pte., Ltd., Singapore	22-Dec-15	23-Apr-17 - 7-Jul-17	4,11
	2006	174,186

36	SEMIRIO		I	$4,800	5.00%	SwissMarine Services S.A., Geneva	6-Feb-16	21-Apr-17 - 28-May-17	4,12
	2007	174,261

37	BOSTON		I	$13,000	4.75%	Clearlake Shipping Pte. Ltd., Singapore	9-Aug-15	25-May-17 - 24-Oct-17	13
	2007	177,828

38	HOUSTON		I	$5,150	5.00%	SwissMarine Services S.A., Geneva	29-Jan-16	17-Feb-17
				$10,000	5.00%		17-Feb-17	2-Mar-18 - 17-May-18	14
	2009	177,729

39	NEW YORK		I	$5,200	5.00%	Rio Tinto Shipping (Asia) Pte., Ltd., Singapore	3-Feb-16	20-Apr-17 - 18-May-17	4
	2010	177,773

40	SEATTLE		J	$7,300	4.75%	SwissMarine Services S.A., Geneva	9-Dec-15	8-Feb-17
				$11,700	5.00%	Koch Shipping Pte. Ltd., Singapore	8-Feb-17	8-Apr-18 - 23-Jul-18
	2011	179,362

41	P. S. PALIOS		J	$13,000	5.00%	RWE Supply & Trading GmbH, Essen	18-Sep-15	27-Jan-17
				$10,550	5.00%	Koch Shipping Pte. Ltd., Singapore	27-Jan-17	27-Jan-18 - 11-Jun-18
	2013	179,134

	Vessel		Sister Ships*	Gross Rate (USD Per Day)	Com**	Charterers	Delivery Date to Charterers***	Redelivery Date to Owners****	Notes
	BUILT	DWT
42	G. P. ZAFIRAKIS		K	$6,500	5.00%	RWE Supply & Trading GmbH, Essen	14-Feb-16	14-May-17 - 14-Aug-17
	2014	179,492

43	SANTA BARBARA		K	$7,500	5.00%	RWE Supply & Trading GmbH, Essen	18-Dec-15	24-Jan-17
				$12,000	4.75%	Cargill International S.A., Geneva	24-Jan-17	9-Jan-18 - 24-Apr-18
	2015	179,426

44	NEW ORLEANS			$11,250	5.00%	Koch Shipping Pte. Ltd., Singapore	10-Dec-16	10-Dec-17 - 10-Apr-18
	2015	180,960

	4 Newcastlemax Bulk Carriers
45	LOS ANGELES		L	$7,750	5.00%	SwissMarine Services S.A., Geneva	9-Dec-15	14-Jan-17	15
				BCI_2014 5TCs AVG + 14%	5.00%		22-Jan-17	7-Feb-18 - 22-Apr-18
	2012	206,104

46	PHILADELPHIA		L	$6,450	5.00%	RWE Supply & Trading GmbH, Essen	20-Jan-16	2-Mar-17	16
				$15,500	5.00%	Koch Shipping Pte. Ltd., Singapore	14-Mar-17	14-Jan-18 - 29-Apr-18
	2012	206,040

47	SAN FRANCISCO		M	$11,750	5.00%	Koch Shipping Pte. Ltd., Singapore	5-Jan-17	5-Jan-18 - 20-May-18
	2017	208,006

48	NEWPORT NEWS		M	BCI_2014 5TCs AVG + 24%	5.00%	SwissMarine Services S.A., Geneva	10-Jan-17	10-Nov-18 - 10-Mar-19
	2017	208,021

*	Each dry bulk carrier is a “sister ship”, or closely similar, to other dry bulk carriers that have the same letter.
**	Total commission percentage paid to third parties.
***	In case of newly acquired vessel with time charter attached, this date refers to the expected/actual date of delivery of the vessel to the Company.
****	Range of redelivery dates, with the actual date of redelivery being at the Charterers’ option, but subject to the terms, conditions, and exceptions of the particular charterparty.
1	Redelivery date based on an estimated time charter trip duration of about 60-65 days.
2	Charter includes a one time gross ballast bonus payment of US$400,000.
3	Redelivery date based on an estimated time charter trip duration of about 70 days.
4	Based on latest information.
5	Vessel off-hire from February 15, 2017 to February 18, 2017.
6	As per addendum dated January 2, 2017, charterers exercised their option to extend the initially agreed maximum redelivery date, i.e. January 10, 2017 and pay US$7,000 per day.
7	As per addendum dated December 15, 2016, charterers have agreed to pay a gross rate of US$11,500 per day for the excess period commencing February 24, 2017 till March 19, 2017.
8	Vessel currently off hire for unscheduled maintenance.

9	As per addendum dated March 23, 2017, charterers exercised their option to extend the initially agreed maximum redelivery date, i.e. March 28, 2017 and pay a daily hire applicable for overrun days as per BCI 4TC Average.
10	Currently without an active charterparty. Vessel on scheduled drydocking.
11	Vessel off-hire for drydocking from October 24, 2016 to November 11, 2016.
12	Vessel on scheduled drydocking from March 16, 2017 to April 2, 2017.
13	Clearlake Shipping Pte. Ltd., Singapore is a member of the Gunvor Group.
14	Charterers will pay US$5,150 per day for the first 15 days of the charter period.
15	Vessel on scheduled drydocking from January 14, 2017 to January 22, 2017.
16	Vessel on scheduled drydocking from March 5, 2017 to March 14, 2017.

Chartering of Our Fleet

We charter our dry bulk carriers to customers primarily pursuant to time charters. Under our time charters, the charterer typically pays us a fixed daily charter hire rate and bears all voyage expenses, including the cost of bunkers (fuel oil) and canal and port charges. We remain responsible for paying the chartered vessel’s operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel and ensuring compliance with applicable United States and international environmental laws and regulations. We currently pay commissions ranging from 4.75% to 5.00% of the total daily charter hire rate of each charter to unaffiliated ship brokers and to in-house brokers associated with the charterer, depending on the number of brokers involved with arranging the charter.

We strategically monitor developments in the dry bulk shipping industry on a regular basis and seek to employ our vessels on time charters having hire periods that reflect prevailing market conditions, while attempting to stagger the expiration dates for charters to allow us flexibility to renew or enter into new charters at attractive periods in the charter market cycle. We will continue to evaluate our chartering strategy in light of developments in the dry bulk shipping market.

Our Key Strengths

We own a modern, high quality fleet of dry bulk carriers. We believe that owning a modern, high quality fleet reduces operating costs, improves safety and provides us with a competitive advantage in securing favorable time charters. We maintain the quality of our vessels by carrying out regular inspections, both while in port and at sea, and adopting a comprehensive maintenance program for each vessel.

Our fleet includes thirteen groups of sister ships. We believe that maintaining a fleet that includes sister ships enhances the revenue generating potential of our fleet by providing us with operational and scheduling flexibility. The uniform nature of sister ships also improves our operating efficiency by allowing our fleet manager to apply the technical knowledge of one vessel to all vessels of the same series and creates economies of scale that enable us to realize cost savings when maintaining, supplying and crewing our vessels.

We have an experienced management team. Our management team consists of experienced executives who have, on average, more than 30 years of operating experience in the shipping industry and has demonstrated ability in managing the commercial, technical and financial areas of our business. Our management team is led by Mr. Simeon Palios, a qualified naval architect and engineer who has more than 40 years of experience in the shipping industry.

We benefit from strong relationships with members of the shipping and financial industries. We have developed strong relationships with major international charterers, shipbuilders and financial institutions that we believe are the result of the quality of our operations, the strength of our management team and our reputation for dependability.

We have a strong balance sheet and a relatively low level of indebtedness. We believe that our strong balance sheet and relatively low level of indebtedness provide us with the flexibility to increase the amount of funds that we may draw under our loan facilities in connection with future acquisitions and enable us to use cash flow that would otherwise be dedicated to debt service for other purposes.

Our Business Strategy

Continue to operate a high quality fleet. We intend to limit our acquisition of ships and newbuildings to vessels that meet, or upon delivery will meet, rigorous industry standards and that are capable of meeting charterer certification requirements. We intend to preserve the quality of our fleet through regular inspections of our vessels and a comprehensive maintenance program.

Strategically expand the size of our fleet. We intend to continue to grow our fleet through timely and selective acquisitions of vessels or entry into newbuilding contracts that we believe will position the Company to benefit from the eventual recovery in the dry bulk shipping market. We expect to focus our dry bulk carrier acquisitions primarily on dry bulk carriers with capacity of 70,000 dwt and above, although we will also consider acquisitions of other classes of dry bulk vessels that would, in our view, provide favorable investment opportunities. We may also acquire other vessel-owning companies to expand the size of our fleet. We intend to continue to regularly monitor developments in market conditions and expect to acquire vessels in the future when those acquisitions would, in our view, present favorable investment opportunities.

Pursue a balanced time charter portfolio. We strategically monitor developments in the dry bulk shipping industry on a regular basis and seek to employ our vessels on time charters having hire periods that reflect prevailing market conditions, while attempting to stagger the expiration dates for charters to allow us flexibility to renew or enter into new charters at attractive periods in the charter market cycle. We will continue to evaluate our chartering strategy in light of developments in the dry bulk shipping market.

Maintain a strong balance sheet with conservative leverage in high market periods and increased leverage in low market periods. In the future, we expect to draw funds under our credit facilities that we expect to enter into to partially fund vessel acquisitions and the construction of newbuildings. Our current policy is to gradually increase our debt during low market periods of the dry bulk industry to facilitate vessel expansion. In addition, from time to time we may use the net proceeds from equity offerings to finance the acquisitions of vessels or newbuilding contracts or other uses. As of December 31, 2016, we had total debt outstanding of $602.7 million.

Maintain low cost, highly efficient operations. We intend to actively monitor and control vessel operating expenses without compromising the quality of our vessel management by utilizing regular inspection and maintenance programs, employing and retaining qualified crew members and taking advantage of the economies of scale that result from operating sister ships.

Capitalize on our established reputation. We intend to capitalize on our reputation for maintaining high standards of performance, reliability and safety in establishing and maintaining relationships with major international charterers who consider the reputation of a vessel owner and operator when entering into time charters and with shipyards and financial institutions who consider reputation to be an indicator of creditworthiness.

Recent Developments

On April 13, 2017, we signed two Memoranda of Agreement with unaffiliated third-party sellers to acquire two 2013-built Post-Panamax dry bulk carriers, for a purchase price of $22.25 million per vessel. The vessels are expected to be delivered between mid-May to early July 2017. Additionally, on April 18, 2017, we signed a Memorandum of Agreement with an unaffiliated third-party seller to acquire a 2013-built Kamsarmax dry bulk carrier, for a purchase price of $22.75 million. Delivery of the third vessel is expected to occur between mid-May to mid-July 2017. The closing of each vessel acquisition is subject to the approval by the board of directors of the buyers, which are our wholly-owned subsidiaries.

Corporate Information

Diana Shipping Inc. is a holding company incorporated under the laws of Liberia in March 1999 as Diana Shipping Investments Corp. In February 2005, we redomiciled from the Republic of Liberia to the Republic of the Marshall Islands and changed our name to Diana Shipping Inc. Our executive offices are located at Pendelis 16, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at that address is +30-210-9470-100. Our website address is www.dianashippinginc.com. The information on our website is not a part of this prospectus supplement. Our agent and authorized representative in the United States is our wholly-owned subsidiary, Bulk Carriers (USA) LLC, established in September 2006, in the State of Delaware, which is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

THE OFFERING

The Issuer	Diana Shipping Inc., a Marshall Islands corporation

Common Shares Presently Outstanding	86,006,017

Common Shares to be Offered by Us	(or common shares, assuming full exercise of the underwriters’ over-allotment option to purchase additional shares)

Common Shares to be Outstanding Immediately After This Offering	(or common shares, assuming full exercise of the underwriters’ over-allotment option to purchase additional shares)

Use of Proceeds

We estimate that we will receive net proceeds of approximately $                million from this offering (or approximately $                million if the underwriters’ exercise their over-allotment option to purchase additional shares in full), in each case after deducting underwriting discounts and estimated offering expenses payable by us.

We intend to use substantially all of the net proceeds of this offering of our common shares to fund the acquisition costs of two 2013-built Post-Panamax dry bulk carriers and one 2013-built Kamsarmax dry bulk carrier that we have agreed to purchase from unaffiliated third parties. Any net proceeds from this offering not used for vessel acquisitions will be used for general corporate purposes.

NYSE Symbol	“DSX”

Risk Factors	Investing in our common shares involves risks. You should carefully consider the risks discussed under the caption “Risk Factors” beginning on page S-10 of this prospectus supplement, on page 6 of the accompanying base prospectus, in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC on February 17, 2017, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the SEC that are incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying base prospectus, and in any free writing prospectus that you may be provided in connection with the offering of common shares pursuant to this prospectus supplement and the accompanying base prospectus.

RISK FACTORS

An investment in our common shares involves a high degree of risk. Before making an investment in our common shares, you should carefully consider the risk factors and all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference, including those in “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC on February 17, 2017, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus supplement and that are incorporated by reference herein. Please see the section of this prospectus supplement entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

Risks Related to This Offering

Investors may experience significant dilution as a result of this offering and future offerings.

Additional sales of our common shares, or the perception that such sales could occur, could harm the prevailing market price of our common shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Based on the offer and sale of                  common shares in this offering, on an as-adjusted basis, as of the date hereof, we would have                 common shares outstanding, which would represent an increase of approximately                 % in our issued and outstanding common shares. Purchasers of the shares we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested.

The market price of our common shares could drop significantly if the holders of our shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our common shares or other securities. In the future, we may also issue our securities in connection with investments or acquisitions. The amount of our common shares issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding common shares. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you. In addition, we may offer additional common shares in the future, whether or not in connection with investments or acquisitions, which may result in additional significant dilution.

The market value of our vessels may decline, which could limit the amount of funds that we can borrow, and could in the future trigger breaches of certain financial covenants and the security cover ratio contained in our current and future loan facilities, and we may incur a loss if we sell vessels following a decline in their market values.

The market value of our vessels, which is related to prevailing freight charter rates, has increased since December 31, 2016, but has declined significantly from historical levels. While the market value of vessels and the freight charter market have a very close relationship as the charter market moves from trough to peak, the time lag between the effect of charter rates on market values of ships can vary.

The market value of our vessels has generally experienced high volatility, and you should expect the market value of our vessels to fluctuate depending on a number of factors including:

•	the prevailing level of charter hire rates;

•	general economic and market conditions affecting the shipping industry;

•	competition from other shipping companies and other modes of transportation;

•	the types, sizes and ages of vessels;

•	the supply and demand for vessels;

•	applicable governmental regulations;

•	technological advances; and

•	the cost of newbuildings.

If the market value of our vessels declines further, we may not be in compliance with certain covenants contained in our current and future loan facilities and we may not be able to refinance our debt or obtain additional financing or incur debt on terms that are acceptable to us or at all. As at December 31, 2016, we were in compliance with all of the covenants of our loan facilities, or had obtained waivers for any non-compliance, except for the minimum hull cover ratio requirement contained in one facility for which, on November 30, 2016, we received a letter from the agent under the facility advising us that we were not in compliance with the loan to value covenant contained in the facility. Based on current vessel values, we believe we have regained compliance with this loan to value covenant as of March 31, 2017 and expect to deliver a compliance certificate as of March 31, 2017 in accordance with the terms of the loan agreement. Additionally, in January 2017, we received a letter from another bank, which offered us a lower loan to value rate until June 30, 2017. If we are not able to comply with the covenants in our loan facilities, and are unable to remedy any relevant breach, our lenders could accelerate our debt and foreclose on our vessels. Furthermore, if we sell any of our owned vessels at a time when prices are depressed, our business, results of operations, cash flow and financial condition could be adversely affected. Moreover, if we sell vessels at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the vessel’s carrying amount in our financial statements, resulting in a loss and a reduction in earnings. In addition, if vessel values persist or decline further, we may have to record an impairment adjustment in our financial statements which could adversely affect our financial results.

Diana Containerships Inc. may have going concern issues which, if not addressed, may adversely affect the value of our investment and our loan receivable and may adversely affect our financial condition.

As at December 31, 2016, we had a $45.4 million outstanding balance of a loan facility plus accrued interest and owned approximately 25.73% of Diana Containerships Inc. (NASDAQ:DCIX), or Diana Containerships, which operates in the containership market. Through this investment, we are partially exposed to containership market risks such as the cyclicality and volatility of charterhire rates, the reduction in demand for container shipping due to the recent global economic recession, increased risk of charter counterparty risk due to financial pressure on liner companies as a result of a decline in global trade, and the risk of over-supply of containership capacity. As a result of the continuous decline in the containership market, at September 30, 2016, we impaired the value of our investment in Diana Containerships to its market value at that date. Containership market risks may further reduce the value of our investment in Diana Containerships. The consolidated financial statements of Diana Containerships as of and for the year ended December 31, 2016, disclose that certain conditions indicate that Diana Containerships may be unable to continue as a going concern. As at December 31, 2016, the carrying value of the investment was $5.8 million, while its market value, based on Diana Containerships’ closing price on NASDAQ of $2.78, was $6.7 million. The market value of the investment as at April 17, 2017, based on Diana Containerships’ closing price on NASDAQ of $0.61, was $1.5 million. If the value of our investment declines further due to other than temporary reasons we will be required to recognize additional losses and we may be required to write off part or the entire amount due from Diana Containerships.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $                million from this offering (or approximately $                million if the underwriters’ exercise their over-allotment option to purchase additional shares in full), in each case after deducting underwriting discounts and estimated offering expenses payable by us.

We intend to use substantially all of the net proceeds of this offering of our common shares to fund the acquisition costs of two 2013-built Post-Panamax dry bulk carriers and one 2013-built Kamsarmax dry bulk carrier that we have agreed to purchase from unaffiliated third parties. Any net proceeds from this offering not used for vessel acquisitions will be used for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2016, on:

•	an actual basis;

•	an as adjusted basis to give effect to (i) the drawdown of $57.2 million on January 4, 2017, under our loan agreement with the Import Export Bank of China, to finance part of the construction cost of San Francisco and Newport News; and (ii) the payment of $11.3 million of loan installments during the period from January 1, 2017 to April 18, 2017; and

•	an as further adjusted basis to give effect to this offering of our common shares.

There have been no other significant adjustments to our capitalization since December 31, 2016, as so adjusted.

You should read the information below together with the section of this prospectus supplement entitled “Use of Proceeds,” as well as the consolidated financial statements and related notes for the year ended December 31, 2016, included in our Annual Report on Form 20-F, filed with the SEC on February 17, 2017, and incorporated by reference herein.

	As of December 31, 2016
	Actual	As Adjusted (1),(2),(3)	As Further Adjusted
	(in thousands of U.S. dollars)
Total debt (secured and unsecured)	$602,717	$648,697

Shareholders’ equity
Preferred stock	$26	$26
Common stock, $0.01 par value; 200,000,000 shares authorized and 84,696,017 issued and outstanding at December 31, 2016 (2)	847	847
Additional paid-in capital (3)	985,171	985,171
Accumulated other comprehensive income	185	185
Retained earnings (1),(2),(3)	70,360	70,360

Total stockholders’ equity	$1,056,589	$1,056,589

Total capitalization	$1,659,306	$1,705,286

Note:

The table above does not include the below amounts for the period from January 1, 2017 to April 18, 2017 as they are not considered material:

(1)	Dividends on Company’s Series B preferred stock, amounting to $1.7 million.

(2)	The issuance of 1,310,000 shares of restricted common stock awards granted on February 10, 2017.

(3)	Compensation cost on restricted stock awards of $2.4 million.

PRICE RANGE OF OUR COMMON SHARES

Our common shares trade on the NYSE under the symbol “DSX.” The following table sets forth the high and low closing prices for our common shares for the periods indicated, as reported by the NYSE.

	High	Low
For the Fiscal Year Ended:
December 31, 2012	$9.87	$6.31
December 31, 2013	13.64	7.47
December 31, 2014	13.55	6.31
December 31, 2015	8.11	3.58
December 31, 2016	4.47	2.02

For the Quarter Ended:
March 31, 2015	$7.24	$6.12
June 30, 2015	7.75	6.02
September 30, 2015	8.11	6.08
December 31, 2015	7.13	3.58
March 31, 2016	4.47	2.02
June 30, 2016	3.46	2.12
September 30, 2016	3.12	2.27
December 31, 2016	4.11	2.40
March 31, 2017	4.79	3.30

For the Month:
October 2016	$2.78	$2.49
November 2016	4.11	2.40
December 2016	3.41	2.80
January 2017	4.14	3.30
February 2017	4.27	3.62
March 2017	4.79	3.71
April 2017 (through and including April 17, 2017)	6.03	4.87

TAX CONSIDERATIONS

Please see the section entitled “Item 10. Additional Information—E. Taxation” in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC on February 17, 2017, and incorporated herein by reference.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase from us the following respective number of common shares at a public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement.

Underwriters	Number of Shares
Wells Fargo Securities, LLC
Clarksons Platou Securities, Inc.
BNP Paribas Securities Corp.
Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the common shares offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the common shares offered by this prospectus supplement.

The underwriters propose to offer the common shares to the public at the public offering price set forth on the cover of this prospectus supplement. If all the common shares are not sold at the public offering price, the underwriters may change the offering price and may offer common shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to                 additional common shares to cover over-allotments at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. To the extent that the underwriters exercise this over-allotment option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional common shares as the number of common shares to be purchased by it in the above table bears to the total number of common shares offered by this prospectus supplement. We will be obligated, pursuant to the over-allotment option, to sell these additional common shares to the underwriters to the extent the over-allotment option is exercised.

Our common shares are listed and traded on the NYSE under the symbol “DSX”.

The underwriting discounts and commissions per share are equal to the public offering price per common share less the amount paid by the underwriters to us per common share. The underwriting discounts and commissions are        % of the public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option to purchase additional shares:

Total Fees
	Fee per share	Without Exercise of Over- allotment Option to Purchase Additional Shares	With Full Exercise of Over- allotment Option to Purchase Additional Shares
Discounts and commissions paid by us(1)	$	$	$

(1)	The underwriters will not receive an underwriting discount on the sale of common shares sold to entities affiliated with Simeon Palios, our Chief Executive Officer and Chairman, and certain of our executive officers and directors.

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $                . We have also agreed to reimburse the underwriters for certain of their expenses, as set forth in the underwriting agreement, including legal fees incurred in the qualification of the offering with FINRA, in an amount of up to $20,000, which amount is deemed by FINRA to be underwriting compensation.

Other than as required to satisfy the payment of certain tax obligations, each of our executive officers and directors have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any common shares or other securities convertible into or exchangeable or exercisable for common shares or derivatives of our common shares owned by these persons prior to this offering or common shares issuable upon exercise of options or warrants held by these persons for a period of 60 days after the date of this prospectus supplement without the prior written consent of Wells Fargo Securities, LLC and Clarksons Platou Securities, Inc. This consent may be given at any time without public notice except in limited circumstances. We have entered into a similar agreement with Wells Fargo Securities, LLC and Clarksons Platou Securities, Inc. for a period of 60 days. There are no agreements between Wells Fargo Securities, LLC and Clarksons Platou Securities, Inc. and any of our shareholders or affiliates releasing them from these lock-up agreements prior to the expiration of the lock-up periods described above.

In connection with the offering, the underwriters may purchase and sell common shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option to purchase additional common shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of common shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of common shares in an amount up to the number of common shares represented by the underwriters’ over-allotment option to purchase additional common shares.

•	“Naked” short sales are sales of common shares in an amount in excess of the number of common shares represented by the underwriters’ over-allotment option to purchase additional common shares.

•	Covering transactions involve purchases of common shares either pursuant to the over-allotment option to purchase additional common shares or in the open market after the distribution has been completed in order to cover short positions.

•	To close a naked short position, the underwriters must purchase common shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the underwriters must purchase common shares in the open market after the distribution has been completed or must exercise the over-allotment option to purchase additional common shares. In determining the source of common shares to close the covered short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares through the over-allotment option to purchase additional common shares.

•	Stabilizing transactions involve bids to purchase common shares so long as the stabilizing bids do not exceed a specified maximum.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering short positions or making stabilizing purchases, repurchase common shares originally sold by that syndicate member.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common shares. They may also cause the price of the common shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

A prospectus in electronic format is being made available on an Internet web site maintained by the lead underwriter of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Some of the underwriters or their affiliates have performed commercial banking, investment banking and advisory services for us and our affiliates from time to time for which they have received customary fees and reimbursement of expenses. The underwriters or their affiliates may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments of us or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Clarksons Platou Securities AS is not a U.S. registered broker-dealer and, therefore, intends to participate in the offering outside of the United States and, to the extent that the offering by Clarksons Platou Securities AS is within the United States, Clarksons Platou Securities AS will offer to and place common shares with investors through Clarksons Platou Securities, Inc., an affiliated U.S. broker-dealer. The activities of Clarksons Platou Securities AS in the United States will be effected only to the extent permitted by Rule 15a-6 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Sales Outside the United States

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the common shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the common shares in any jurisdiction where action for that purpose is required. Accordingly, the common shares may not be offered or sold, directly or indirectly, and neither of this prospectus nor any other offering material or advertisements in connection with the common shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell common shares offered by this prospectus in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wells Fargo Securities, LLC may arrange to sell common shares in certain jurisdictions through an affiliate, Wells Fargo Securities International Limited, or WFSIL. WFSIL is a wholly-owned indirect subsidiary of Wells Fargo & Company and an affiliate of Wells Fargo Securities, LLC. WFSIL is a U.K. incorporated investment firm regulated by the Financial Services Authority. Wells Fargo Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wells Fargo Securities, LLC and WFSIL. Clarksons Platou Securities, Inc. may arrange to sell common shares in certain jurisdictions through its affiliate, Clarksons Platou Securities AS, which is also the parent company of Clarksons Platou Securities, Inc. Clarksons Platou Securities AS is a Norwegian incorporated investment firm regulated by the Norwegian Financial Services Authority with cross border licenses within the European Economic Area.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of common shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of common shares to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe for the common shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the common shares have not authorized and do not authorize the making of any offer of common shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the common shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the common shares, other than the underwriters, is authorized to make any further offer of the common shares on behalf of the sellers or the underwriters.

Notice to Investors in the United Kingdom

Each underwriter has represented and agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the closing date of this offering, will not offer or sell any common shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the common shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom, any document received by it in connection with the issue of the shares of our common shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

Notice to Investors in Canada

The common shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

This document as well as any other material relating to our common shares that are the subject of the offering contemplated by this prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations. Our common shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to our common shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. Our common shares are being offered in Switzerland by way of a private placement, that is, to a small number of selected investors only, without any public offer and only to investors who do not purchase our common shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document as well as any other material relating to our common shares is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The common shares have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus supplement forms a part, all of which will be paid by us.

SEC Registration Fee	$	*
Legal Fees and Expenses		$100,000
Accounting Fees and Expenses		$42,500
Printing and Engraving Expenses		$25,000
Miscellaneous Costs		$32,500
Total		$200,000

*	The SEC registration fee of $15,497.45, covering all of the securities being offered under the registration statement on Form F-3 (file no. 333-205491) filed with the SEC with an effective date of July 21, 2015, of which this prospectus supplement forms a part, was previously paid.

LEGAL MATTERS

The validity of the common shares offered hereby with respect to Marshall Islands law and certain other legal matters relating to Marshall Islands and United States law will be passed upon for us by Seward & Kissel LLP, New York, New York. The underwriters have been represented in connection with this offering by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York 10004.

EXPERTS

The consolidated financial statements of Diana Shipping Inc. appearing in Diana Shipping Inc.’s Annual Report (Form 20-F) for the year ended December 31, 2016, and the effectiveness of Diana Shipping Inc.’s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young (Hellas) Certified Auditors-Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors-Accountants S.A. is located at Chimarras 8B, 15125, Maroussi, Athens, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified-Auditors-Accountants (“SOEL”), Greece with registration number 107.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, as amended, we filed a registration statement on Form F-3 (Registration No. 333-205491) relating to the securities offered by this prospectus supplement with the SEC. This prospectus supplement and the accompanying base prospectus are parts of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the SEC. You may read and copy any document that we file and obtain copies at prescribed rates from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings are also available on our website at http://www.dianashippinginc.com. The information on our website does not constitute a part of this prospectus supplement or the accompanying base prospectus.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

We hereby incorporate by reference the document listed below and certain future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act:

•	Our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC on February 17, 2017, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain current reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying base prospectus.

We have authorized only the information contained or incorporated by reference into this prospectus supplement and the accompanying base prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporate by reference into this prospectus supplement by writing or telephoning us at the following address:

Diana Shipping Inc.

Pendelis 16

175 64 Palaio Faliro

Athens, Greece

+30-210-9470-100

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PROSPECTUS

$500,000,000

DIANA SHIPPING INC.

Common Stock, Preferred Stock Purchase Rights, Preferred Stock,

Debt Securities, Warrants, Purchase Contracts, Rights and Units

Through this prospectus, we may periodically offer:

(1)	our common stock (including preferred stock purchase rights);

(2)	our preferred stock;

(3)	our debt securities;

(4)	our warrants;

(5)	our purchase contracts;

(6)	our rights; and

(7)	our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

The aggregate offering price of all securities issued under this prospectus may not exceed $500,000,000. The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus. The prices and other terms of the securities issued under this prospectus will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “DSX.” Our Series B Preferred Stock is listed on the NYSE under the symbol “DSXPRB.”

An investment in these securities involves risks. See the section entitled “Risk Factors” on page 6 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 21, 2015.

We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus, in U.S. dollars and in conformity with U.S. generally accepted accounting principles, or U.S. GAAP. We have a fiscal year end of December 31.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the common stock (including related preferred stock purchase rights), preferred stock, debt securities, warrants, purchase contracts, rights and units described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a supplement to this prospectus that will describe the specific information about the securities being offered and the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all the information in the registration statement. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under the section entitled “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This summary provides an overview of our company and our business. This summary is not complete and does not contain all of the information you should consider before purchasing our securities. You should carefully read all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the section entitled “Risk Factors” and our financial statements and related notes contained herein and therein, before making an investment decision. Unless we specify otherwise, all references in this prospectus to “we,” “our,” “us” and the “Company” refer to Diana Shipping Inc. and its subsidiaries. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars.

Our Company

We are a global provider of shipping transportation services through our ownership of dry bulk vessels. Our vessels are employed primarily on medium to long-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes. Currently, our operating fleet consists of 41 dry bulk vessels (2 Newcastlemax, 12 Capesize, 3 Post-Panamax, 4 Kamsarmax and 20 Panamax). We also expect to take delivery of one newbuilding Capesize dry bulk vessel during August 2015, one newbuilding Newcastlemax dry bulk vessel during the second quarter of 2016, as well as one newbuilding Kamsarmax dry bulk vessel and one newbuilding Newcastlemax dry bulk vessel during the third quarter of 2016. As of July 2, 2015, the combined carrying capacity of our fleet, excluding the four vessels not yet delivered, is approximately 4.7 million dwt with a weighted average age of 7.2 years. Our in-house fleet manager, Diana Shipping Services S.A., which we refer to as DSS or our fleet manager, performs the commercial and technical management of our vessels and also provides administrative services to us.

We intend to continue to grow our fleet through timely and selective acquisitions of vessels or the construction of newbuildings. We expect to focus future vessel acquisitions on dry bulk carriers with a capacity of 70,000 dwt and above. However, we will also consider purchasing other classes of dry bulk vessels, if we determine that those vessels would, in our view, present favorable investment opportunities.

Our Fleet

The following table presents certain information concerning the dry bulk carriers in our fleet as of the date of this prospectus:

	Vessel		Sister Ships*	Gross Rate (USD Per Day)	Com**	Charterers	Delivery Date to Charterers	Redelivery Date to Owners***	Notes
	BUILT	DWT
	20 Panamax Bulk Carriers
1	DANAE		A	$7,650	3.75%	Glencore Grain B.V., Rotterdam	16-Jan-15	16-Dec-15 16-Mar-16	1
	2001	75,106

2	DIONE		A	$9,250	5.00%	RWE Supply & Trading GmbH, Essen	12-Sep-14	12-Oct-15 - 27-Feb-16
	2001	75,172

3	NIREFS		A	$7,500	5.00%	Glencore Grain B.V., Rotterdam	25-Dec-14	25-Nov-15 25-Feb-16
	2001	75,311

4	ALCYON		A	$7,750	5.00%	EDF Trading Limited, UK	21-Dec-12	5-Jul-15	2,3
	2001	75,247

5	TRITON		A	$9,250	5.00%	Glencore Grain B.V., Rotterdam	24-Oct-14	24-Sep-15 - 24-Dec-15
	2001	75,336

	Vessel		Sister Ships*	Gross Rate (USD Per Day)	Com**	Charterers	Delivery Date to Charterers	Redelivery Date to Owners***	Notes
	BUILT	DWT

6	OCEANIS		A	$4,500	5.00%	Glencore Grain B.V., Rotterdam	22-Mar-15	11-May-15
				$7,200	5.00%		11-May-15	22-Feb-16 - 22-May-16
	2001	75,211

7	THETIS		B	$8,300	5.00%	EDF Trading Limited, UK	1-Sep-13	8-Jul-15	2
	2004	73,583

8	PROTEFS		B	$6,250	5.00%	Glencore Grain B.V., Rotterdam	3-Apr-15	3-Mar-16 - 3-Jun-16
	2004	73,630

9	CALIPSO		B	$8,100	4.75%	Cargill International S.A., Geneva	29-Jul-13	29-Apr-15	4
				$4,000	5.00%	Centurion Bulk Pte. Ltd., Singapore	8-May-15	9-Jun-15	5
				$6,000	5.00%	China Shipping Bulk Carrier Co., Ltd., Hong Kong	9-Jun-15	9-Apr-16 - 9-Aug-16
	2005	73,691

10	CLIO		B	$8,600	4.75%	Cargill International S.A., Geneva	22-Aug-13	29-May-15
				$4,500	5.00%	Jaldhi Overseas Pte Ltd, Singapore	1-Jun-15	7-Jul-15	6
	2005	73,691

11	NAIAS		B	$8,500	5.00%	Bunge S.A., Geneva	3-Sep-14	10-Jul-15	2
	2006	73,546

12	ARETHUSA		B	$8,250	5.00%	Glencore Grain B.V., Rotterdam	20-Nov-14	5-Mar-15
				$7,100	5.00%		5-Mar-15	5-Feb-16 - 5-May-16
	2007	73,593

13	ERATO		C	$7,100	5.00%	Glencore Grain B.V., Rotterdam	9-Mar-15	9-Feb-16 - 9-May-16
	2004	74,444

14	CORONIS		C	$11,550	5.00%	Oberon Holdings Limited	12-Jun-14	4-May-15	7,8
				$5,300	5.00%	Norvic Shipping North America Inc., Toronto	29-May-15	3-Jul-15	9
	2006	74,381

15	MELITE		D	$7,250	5.00%	Glencore Grain B.V., Rotterdam	29-Jan-15	29-Sep-15 - 29-Jan-16
	2004	76,436

16	MELIA		D	$12,000	3.75%	Rio Tinto Shipping Pty, Ltd., Melbourne	10-May-14	7-Apr-15	10
				$5,050	5.00%	Bunge S.A., Geneva	9-Apr-15	19-May-15
				$7,050	5.00%		19-May-15	9-Aug-15 - 9-Nov-15
	2005	76,225

17	ARTEMIS			$9,375	3.75%	Rio Tinto Shipping Pty, Ltd., Melbourne	26-Aug-13	10-Jul-15	2
	2006	76,942

18	LETO			$11,350	4.75%	Cargill International S.A., Geneva	19-Jul-14	19-Jun-15
				$7,100	4.75%		19-Jun-15	4-Sep-16 - 3-Jan-17
	2010	81,297

19	CRYSTALIA		E	$15,800	5.00%	Glencore Grain B.V., Rotterdam	21-Feb-14	21-Aug-15 - 21-Nov-15
	2014	77,525

20	ATALANDI		E	$13,500	5.00%	Glencore Grain B.V., Rotterdam	13-May-14	21-Apr-15
				$7,000	5.00%		21-Apr-15	21-May-15
				$8,000	5.00%		21-May-15	21-Mar-16 - 21-Jun-16
	2014	77,529

	Vessel		Sister Ships*	Gross Rate (USD Per Day)	Com**	Charterers	Delivery Date to Charterers	Redelivery Date to Owners***	Notes
	BUILT	DWT
	4 Kamsarmax Bulk Carriers
21	MAIA		F	$12,000	5.00%	RWE Supply & Trading	29-Sep-14	29-Sep-15 - 29-Jan-16	11
	2009	82,193				GmbH, Essen

22	MYRSINI		F	$8,250	4.75%	Clearlake Shipping Pte.	18-Feb-15	18-Dec-15 - 18-Apr-16	12,13
	2010	82,117				Ltd., Singapore

23	MEDUSA		F	$7,450	4.75%	Clearlake Shipping Pte.	2-Jun-15	2-Apr-16 - 2-Aug-16	12
	2010	82,194				Ltd., Singapore

24	MYRTO		F	$9,850	5.00%	Glencore Grain B.V., Rotterdam	5-Jan-15	5-Dec-15 - 5-Mar-16
	2013	82,131

	3 Post-Panamax Bulk Carriers

25	ALCMENE			$6,000	5.00%	Topsail Shipping Co., Limited Hong Kong	15-Mar-15	13-Apr-15
				$6,750	5.00%	ADM International Sarl, Rolle, Switzerland	13-May-15	13-Feb-17 - 2-Jun-17
	2010	93,193

26	AMPHITRITE		G	$11,300	5.00%	Bunge S.A., Geneva	15-Aug-14	15-Jul-15	2
	2012	98,697

27	POLYMNIA		G	$7,500	5.00%	Vroon Dry Cargo Chartering B.V., Breskens	17-Jan-15	17-Oct-15 - 17-Feb-16	14
	2012	98,704

	12 Capesize Bulk Carriers
28	NORFOLK			$10,250	4.75%	Clearlake Shipping Pte.	4-Mar-15	4-Apr-16 - 4-Aug-16	12
	2002	164,218				Ltd., Singapore

29	ALIKI			$26,500	5.00%	Minmetals Logistics Group	1-Mar-11	1-Feb-16 - 1-Apr-16
	2005	180,235				Co. Ltd., Beijing

30	BALTIMORE			$15,000	5.00%	RWE Supply & Trading	8-Jul-13	8-Jul-16 - 8-Jan-17
	2005	177,243				GmbH, Essen

31	SALT LAKE CITY			BCI 4TCs AVG + 3.5%	5.00%	K Noble Hong Kong Ltd., Hong Kong	7-Feb-15	7-Nov-16 - 7-Feb-17	15
	2005	171,810

32	SIDERIS GS		H	$10,000	5.00%	Rio Tinto Shipping (Asia)	22-Feb-15	22-Dec-15 - 22-Apr-16
	2006	174,186				Pte., Ltd., Singapore

33	SEMIRIO		H	$10,000	5.00%	Rio Tinto Shipping (Asia)	20-Feb-15	20-Feb-16 - 20-Jun-16
	2007	174,261				Pte., Ltd., Singapore

34	BOSTON		H	$14,250	4.75%	Clearlake Shipping Pte.	24-Aug-13	9-Aug-15	12
						Ltd., Singapore
				$13,000	4.75%		9-Aug-15	25-May-17 - 24-Oct-17
	2007	177,828

35	HOUSTON		H	$12,750	5.00%	RWE Supply & Trading	4-Jan-15	4-Jan-16 - 4-Apr-16
	2009	177,729				GmbH, Essen

36	NEW YORK		H	$12,850	4.75%	Clearlake Shipping Pte.	17-Dec-14	17-Feb-16 - 17-Jun-16	12
	2010	177,773				Ltd., Singapore

37	P. S. PALIOS			$18,350	5.00%	RWE Supply & Trading	3-Dec-13	18-Sep-15 - 31-Dec-15
	2013	179,134				GmbH, Essen

	Vessel		Sister Ships*	Gross Rate (USD Per Day)	Com**	Charterers	Delivery Date to Charterers	Redelivery Date to Owners***	Notes
	BUILT	DWT
38	G. P. ZAFIRAKIS		I	$25,250	5.00%	RWE Supply & Trading GmbH, Essen	23-Aug-14	14-Feb-16 - 23-Jun-16
	2014	179,492

39	SANTA BARBARA		I	$12,000	5.00%	RWE Supply & Trading GmbH, Essen	13-Jan-15	13-Dec-15 - 13-Mar-16
	2015	179,426
						2 Newcastlemax Bulk Carriers

40	LOS ANGELES		J	$18,000	5.00%	EDF Trading Limited, UK	9-Feb-12	9-Dec-15 - 9-Apr-16
	2012	206,104

41	PHILADELPHIA		J	$18,000	5.00%	EDF Trading Limited, UK	17-May-12	17-Jan-16 - 17-Jul-16
	2012	206,040

	4 Vessels Under Construction
42	HULL No. H1364			—	—	—	—	—	16
	(tbn. NEW ORLEANS)
	2015	180,000
43	HULL DY6006			—	—	—	—	—	17
	2016	82,000
44	HULL H2548		K	—	—	—	—	—	17
	(tbn. SAN FRANCISCO)
	2016	208,500
45	HULL H2549		K	—	—	—	—	—	17
	(tbn. NEWPORT NEWS)
	2016	208,500

*	Each dry bulk carrier is a “sister ship”, or closely similar, to other dry bulk carriers that have the same letter.
**	Total commission percentage paid to third parties.
***	Charterers’ optional period to redeliver the vessel to owners. Charterers have the right to add the off hire days, if any, and therefore the optional period may be extended.

1	Vessel off hire for unscheduled maintenance from April 1, 2015 to April 6, 2015.
2	Based on latest information.
3	In May 2015, owners and charterers mutually agreed to extend the maximum redelivery date.
4	During April 2015, the vessel was off hire for drydocking for approximately 21 days.
5	Charter included a one time gross ballast bonus payment of US$50,000.
6	Redelivery date based on an estimated time charter trip duration of about 35 days.
7	Charterers have agreed to compensate the owners for the early redelivery of the vessel on around May 4, 2015 till the minimum agreed redelivery date May 12, 2015.
8	Vessel on scheduled drydocking from May 4, 2015 to May 26, 2015.
9	Redelivery date based on an estimated time charter trip duration of about 36 days.
10	Rio Tinto Shipping Pty, Ltd., Melbourne has agreed to compensate the owners for the early redelivery of the vessel on April 7, 2015 till the minimum agreed redelivery date April 10, 2015.
11	During April 2015, the vessel was off hire for approximately 6 days.
12	Clearlake Shipping Pte. Ltd., Singapore is a member of the Gunvor Group.
13	Vessel off hire for drydocking from May 6, 2015 to May 28, 2015.
14	Charter includes a one time gross ballast bonus payment of US$237,500.
15	Vessel off hire for drydocking from June 1, 2015 to June 21, 2015.

16	Expected date of delivery to the Company during August 2015. 17 Year of delivery and dwt are based on shipbuilding contract.

Each of our vessels is owned through a separate wholly-owned subsidiary.

Recent Developments

In May 2015, we launched and priced a $55 million public offering of Senior Unsecured Notes due 2010 (the “Notes”), which closed on May 28, 2015. The Notes began trading on the NYSE under the symbol “DSXN” on May 29, 2015. The Notes will mature on May 15, 2020, and may be redeemed, in whole or in part, at any time on or after May 15, 2017 at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. Prior to May 15, 2017, we may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount plus a make-whole premium and accrued interest to, but excluding, the date of redemption. The Notes will bear interest at a rate of 8.500% per annum, payable quarterly on each February 15, May 15, August 15 and November 15, commencing on August 15, 2015. Stifel, Deutsche Bank Securities, Janney Montgomery Scott, BB&T Capital Markets and Wunderlich acted as joint book-running managers for the offering. The underwriters of the offering exercised their option to purchase an additional $8.25 million in aggregate principal amount of the Notes on the same terms and conditions. We intend to use net proceeds from the offering for general corporate purposes and working capital, which may include the acquisition of additional new or secondhand vessels or the construction of newbuildings.

Corporate Structure

Diana Shipping Inc. is a holding company incorporated under the laws of Liberia in March 1999 as Diana Shipping Investments Corp. In February 2005, we redomiciled from the Republic of Liberia to the Republic of the Marshall Islands and changed our name to Diana Shipping Inc. Our executive offices are located at Pendelis 16, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at this address is 011 30 (210) 947-0100. Our website address is www.dianashippinginc.com. The information on our website is not a part of this prospectus.

The Securities We May Offer

We may use this prospectus to offer up to $500,000,000 of our:

•	common stock (including preferred stock purchase rights);

•	preferred stock;

•	debt securities;

•	warrants;

•	purchase contracts;

•	rights; and

•	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risks described below and the discussion of risks under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2014, and included in the documents we have incorporated by reference in this prospectus that summarize the risks that may materially affect our business before making an investment in our securities. Please see the section in this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in any securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our results of operations or financial condition.

If the share price of our common shares fluctuates after this offering, you could lose a significant part of your investment.

The market price of our common shares may be influenced by many factors, many of which are beyond our control, including the other risks described under the heading “Risk Factors—Risk Factors Related to Our Common Stock” in our Annual Report on Form 20-F for the year ended December 31, 2014 and the following:

•	the failure of securities analysts to publish research about us after this offering, or analysts making changes in their financial estimates;

•	announcements by us or our competitors of significant contracts, acquisitions or capital commitments;

•	variations in quarterly operating results;

•	general economic conditions;

•	terrorist or piracy acts;

•	future sales of our common shares or other securities; and

•	investors’ perception of us and the international drybulk shipping sector.

As a result of these factors, investors in our common shares may not be able to resell their common shares at or above the initial offering price. These broad market and industry factors may materially reduce the market price of our common shares, regardless of our operating performance.

We may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness or our equity incentive plan, without shareholder approval, in a number of circumstances.

Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for dividends payable on our common shares may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of our common shares may decline.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter hire rates and vessel values, changes in demand in the dry bulk shipping industry, changes in the supply of vessels, changes in our operating expenses, including bunker prices, crew costs, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions or labor disruptions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports filed by us with the Commission and the NYSE. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our unaudited ratio of earnings to fixed charges and preference dividends (or the dollar amount of the coverage deficiency in periods that earnings are inadequate to cover fixed charges and preference dividends) for the years ended December 31, 2010, 2011, 2012, 2013 and 2014, and for the three months ended March 31, 2015.

		For the years ended December 31,				Three months ended March 31, 2015
	2010	2011	2012	2013	2014
	(In thousands of US Dollars)
(Loss) Earnings:
Net income / (loss) before adjustment for income or loss from equity investees and minority interest	$127,869	$106,288	$56,412	$(15,111)	$(22,936)	(10,011)
Add: Distributed income of equity investees	—	600	3,333	3,000	763	48
Add: Fixed charges	5,245	5,407	7,721	8,541	8,740	2,608

	$133,114	$112,295	$67,466	$(3,570)	$(13,433)	$(7,355)
Less: Interest capitalized	340	635	321	468	406	109

Total earnings/(loss)	$132,774	$111,660	$67,145	$(4,038)	$(13,839)	$(7,464)

Fixed Charges:
Interest expense and capitalized	$4,982	$5,129	$7,342	$8,068	$8,221	$2,281
Amortization and write-off of deferred financing fees	263	278	379	473	519	327

Total Fixed Charges	$5,245	$5,407	$7,721	$8,541	$8,740	$2,608

Preferred Dividends (1)	—	—	—	—	5,080	1,442

Total fixed charges and preferred dividends	$5,245	$5,407	$7,721	$8,541	$13,820	$4,050

Ratio of Earnings to Fixed Charges	25.3x	20.7x	8.7x	—	—	—
Dollar amount of coverage deficiency	n/a	n/a	n/a	(12,579)	(22,579)	(10,072)
Ratio of Earnings to Fixed Charges and Preference Dividends (2)	25.3x	20.7x	8.7x	—	—	—
Dollar amount of coverage deficiency	n/a	n/a	n/a	(12,579)	(27,659)	(11,514)

(1)	Prior to February 14, 2014, we had not issued any preferred shares. Accordingly, the ratio of earnings to combined fixed charges and preference dividends is equivalent to the ratio of earnings to fixed charges for the years ended December 31, 2012, 2011 and 2010.
(2)	For purposes of calculating the ratios of earnings to combined fixed charges and preference dividends:

•	“earnings” consist of net income available to common stockholders, before adjustment for minority interests in consolidated subsidiaries and before income or loss from equity investees, plus distributed income of equity investees and fixed charges less interest capitalized;

•	“fixed charges” consist of interest expensed and capitalized and amortization and write-off of capitalized expenses relating to indebtedness; and

•	“preference dividends” refers to the amount of pre-tax earnings that is required to pay the cash dividends on outstanding preference securities and is computed as the amount of the dividend divided by the result of 1 minus the effective income tax rate applicable to continuing operations. It also includes the redemption of preferred shares.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities issued under this prospectus as set forth in the applicable prospectus supplement.

CAPITALIZATION

A prospectus supplement or report on Form 6-K incorporated by reference into the Registration Statement of which this prospectus is a part will include information relating to our capitalization.

DILUTION

Information about the amount by which the offering price of our common shares and preferred shares issued pursuant to this prospectus exceeds the net tangible book value per share of our common shares and preferred shares following such issuance will be included in a prospectus supplement.

PRICE RANGE OF CAPITAL STOCK

The trading market for our common shares is the NYSE, on which our shares trade under the symbol “DSX.” The following table sets forth the high and low closing prices for our common shares for the periods indicated, as reported by the NYSE.

FOR THE YEAR ENDED	HIGH	LOW
December 31, 2014	$13.55	$6.31
December 31, 2013	$13.64	$7.47
December 31, 2012	$9.87	$6.31
December 31, 2011	$12.64	$6.93
December 31, 2010	$16.27	$11.19

FOR THE QUARTER ENDED	HIGH	LOW
June 30, 2015	$7.75	$6.02
March 31, 2015	$7.24	$6.12
December 31, 2014	$9.03	$6.31
September 30, 2014	$11.13	$8.94
June 30, 2014	$12.26	$10.68
March 31, 2014	$13.55	$11.61
December 31, 2013	$13.64	$10.49
September 30, 2013	$12.83	$9.65
June 30, 2013	$10.79	$9.12
March 31, 2013	$10.71	$7.47

FOR THE MONTH	HIGH	LOW
July 2015 (through and including July 1, 2015)	$7.27	$7.27
June 2015	$7.75	$6.40
May 2015	$7.23	$6.25
April 2015	$6.40	$6.02
March 2015	$7.02	$6.12
February 2015	$7.24	$6.63
January 2015	$6.80	$6.31

The trading market for our Series B Preferred Stock is the NYSE, on which our shares trade under the symbol “DSXPRB.” The following table sets forth the high and low closing prices for our Series B Preferred Stock for the periods indicated, as reported by the NYSE.

FOR THE YEAR ENDED	HIGH	LOW
December 31, 2014 (beginning February 21, 2014)	$26.98	$22.76

FOR THE QUARTER ENDED	HIGH	LOW
June 30, 2015	$25.59	$24.60
March 31, 2015	$25.59	$24.08
December 31, 2014	$26.74	$22.76
September 30, 2014	$26.89	$25.89
June 30, 2014	$26.98	$25.37
March 31, 2014 (beginning February 21, 2014)	$25.35	$24.57

FOR THE MONTH	HIGH	LOW
July 2015 (through and including July 1, 2015)	$24.95	$24.95
June 2015	$25.37	$24.67
May 2015	$25.33	$24.60
April 2015	$25.59	$25.10
March 2015	$25.59	$24.85
February 2015	$25.00	$24.08
January 2015	$25.43	$24.35

ENFORCEABILITY OF CIVIL LIABILITIES

Diana Shipping Inc. is a Marshall Islands corporation. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Our principal executive offices are located outside the United States in Athens, Greece, and a majority of our directors, officers and the experts named in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of our securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our shares of common stock and Series B Preferred Stock, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities being registered under this Registration Statement.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated articles of incorporation and bylaws. We refer you to our amended and restated articles of incorporation and bylaws, copies of which have been filed as identified in the exhibit index to this registration statement and are incorporated by reference herein.

Purpose

Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our stockholders.

Authorized Capitalization

Under our amended and restated articles of incorporation, as of the date of this prospectus, our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, of which 82,546,017 shares are issued and outstanding, and 25,000,000 shares of preferred stock, par value $0.01 per share, of which 1,000,000 shares are designated Series A Participating Preferred Stock, none of which is issued and outstanding, and 5,000,000 shares are designated Series B Preferred Shares, 2,600,000 shares of which are issued and outstanding. All of our shares of stock are in registered form.

Share History

In December 2011, we entered into an agreement with Goldman, Sachs & Co. (the “Broker”) to repurchase our stock according to Rule 10b5-1(c)(l) and to the extent applicable to Rule 10b-18 under the Securities and Exchange Act of 1934. Under the terms of the agreement the Broker could purchase shares in the open market or through privately negotiated transactions for a commission of $0.03 per share of stock purchased. The agreement was terminated on February 29, 2012 under which in 2012 we repurchased a total of 853,607 shares for $6.0 million.

In February 2012, we approved an aggregate of 667,614 shares of restricted common stock awards to our executive management and non-executive directors pursuant to our 2011 Equity Incentive Plan.

In March 2013, we approved an aggregate of 607,946 shares of restricted common stock awards to our executive management and non-executive directors pursuant to our 2011 Equity Incentive Plan.

In February 2014, we approved an aggregate of 550,000 shares of restricted common stock awards to our executive management and non-executive directors pursuant to our 2011 Equity Incentive Plan.

In February 2014, we completed an offering of 2,600,000 shares of Series B Perpetual Preferred Stock, at the price of $25.00 per share, from which we received $62.7 million of net proceeds. Dividends on these shares are payable at a rate equal to 8.875% per annum. At any time on or after February 14, 2019, the Series B Preferred Shares may be redeemed, in whole or in part, at a redemption price of $25.00 per share, plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared.

In May 2014, our Board of Directors authorized a share repurchase plan for up to $100 million of our common shares of which, until the date of this prospectus, we repurchased and retired 3,259,353 shares at the aggregate cost of $28.0 million and an average price of $8.6 per share.

In November 2014, we approved an aggregate of 1,314,000 shares of restricted common stock awards to our executive management and non-executive directors pursuant to our 2011 Equity Incentive Plan.

In March 2015, we approved an aggregate of 1,100,000 shares of restricted common stock awards to our executive management and non-executive directors pursuant to our 2011 Equity Incentive Plan.

Common Stock

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of our preferred stock.

Series B Preferred Stock

Our Series B Preferred Shares are senior in rank to our Series A Participating Preferred Shares. Holders of our Series B Preferred Shares have no voting rights other than the ability, subject to certain exceptions, to elect one director if dividends for six quarterly dividend periods (whether or not consecutive) are in arrears and certain other limited protective voting rights. Holders of our Series B Preferred Shares rank prior to the holders of our common shares with respect to dividends, distributions and payments upon liquidation. Dividends on our Series B Preferred Shares are cumulative from the date of original issue and are payable on the 15th day of January, April, July and October of each year at the dividend rate of 8.875% per annum, or $2.21875 per annum per share. At any time on or after February 14, 2019, we may redeem, in whole or in part, the Series B Preferred Shares at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared.

For further information on our Series B Preferred Shares, please see the section of our prospectus supplement entitled “Description of Series B Preferred Shares,” filed with the Commission on February 13, 2014.

The material terms of any additional series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement. Our board of directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares. At the time that any series of our preferred shares is authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights that could adversely affect the holders of our common stock, Series A Participating Preferred Stock and Series B Preferred Stock, or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common stock.

Preferred Stock Purchase Rights

Each share of our common stock includes one right, which we refer to as a right, that entitles the holder to purchase from us a unit consisting of one-thousandth of a share of our preferred stock at a purchase price of $100.00 per unit, subject to specified adjustments. The rights were issued pursuant to an amended and restated stockholders rights agreement dated October 15, 2005, between us and Computershare Trust Company, Inc., as rights agent. We subsequently appointed Mellon Investor Services LLC as successor rights agent and entered into a second amended and restated rights agreement with Mellon Investor Services LLC, dated October 7, 2008, which has since been assigned to Computershare Shareowner Services LLC. Until a right is exercised, the holder of a right will have no rights to vote or receive dividends or any other stockholder rights.

The rights may have anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the rights or a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors. The adoption of the rights agreement was approved by our existing stockholders prior to our initial public offering.

We have summarized the material terms and conditions of the rights agreement and the rights below. For a complete description of the rights, we encourage you to read the rights agreement, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

Detachment of the Rights

The rights are attached to all certificates representing our currently outstanding common stock and will attach to all common stock certificates we issue prior to the rights distribution date that we describe below. The rights are not exercisable until after the rights distribution date and will expire at the close of business on the tenth anniversary date of the adoption of the rights plan, unless we redeem or exchange them earlier as we describe below. The rights will separate from the common stock and a rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:

•	the 10th day after public announcement that a person or group has acquired ownership of 15% or more of the Company’s common stock; or

•	the 10th business day (or such later date as determined by the Company’s board of directors) after a person or group announces a tender or exchange offer which would result in that person or group holding 15% or more of the Company’s common stock.

Persons who are our stockholders on the effective date of the rights agreement are excluded from the definition of “acquiring person” until such time as they acquire an additional 20% of our outstanding common stock for purposes of the rights, and therefore until such time, their ownership cannot trigger the rights. Specified “inadvertent” owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common stock by us, will not become acquiring persons as a result of those transactions.

Our board of directors may defer the rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of common stock.

Until the rights distribution date:

•	our common stock certificates will evidence the rights, and the rights will be transferable only with those certificates; and

•	any new common stock will be issued with rights and new certificates will contain a notation incorporating the rights agreement by reference.

As soon as practicable after the rights distribution date, the rights agent will mail certificates representing the rights to holders of record of common stock at the close of business on that date. After the rights distribution date, only separate rights certificates will represent the rights.

We will not issue rights with any shares of common stock we issue after the rights distribution date, except as our board of directors may otherwise determine.

Flip-In Event

A “flip-in event” will occur under the rights agreement when a person becomes an acquiring person other than pursuant to certain kinds of permitted offers. An offer is permitted under the rights agreement if a person will become an acquiring person pursuant to a merger or other acquisition agreement that has been approved by our board of directors prior to that person becoming an acquiring person.

If a flip-in event occurs and we have not previously redeemed the rights as described under the heading “Redemption of Rights” below or, if the acquiring person acquires less than 50% of our outstanding common stock and we do not exchange the rights as described under the heading “Exchange of Rights” below, each right, other than any right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of shares of common stock, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such right.

When a flip-in event occurs, all rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the rights agreement specifies.

Flip-Over Event

A “flip-over event” will occur under the rights agreement when, at any time after a person has become an acquiring person:

•	we are acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type we describe above; or

•	50% or more of our assets or earning power is sold or transferred.

If a flip-over event occurs, each holder of a right, other than any right that has become void as we describe under the heading “Flip-In Event” above, will have the right to receive the number of shares of common stock of the acquiring company which has a current market price equal to two times the exercise price of such right.

Antidilution

The number of outstanding rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring prior to the rights distribution date. With some exceptions, the rights agreement will not require us to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. It also will not require us to issue fractional shares of our preferred stock that are not integral multiples of one-thousandth of a share, and, instead we may make a cash adjustment based on the market price of the common stock on the last trading date prior to the date of exercise.

Redemption of Rights

At any time until the date on which the occurrence of a flip-in event is first publicly announced, we may order redemption of the rights in whole, but not in part, at a redemption price of $0.01 per right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or shares of common stock. The rights are not exercisable after a flip-in event if they are timely redeemed by us or until ten days following the first public announcement of a flip-in event. If our board of directors timely orders the redemption of the rights, the rights will terminate on the effectiveness of that action.

Exchange of Rights

We may, at our option, exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one share of common stock per right, subject to specified adjustments at any time after the occurrence of a flip-in event and prior to any person other than us or our existing stockholders becoming the beneficial owner of 50% or more of our outstanding common stock for the purposes of the rights agreement.

Amendment of Terms of Rights

During the time the rights are redeemable, we may amend any of the provisions of the rights agreement, other than by decreasing the redemption price. Once the rights cease to be redeemable, we generally may amend the provisions of the rights agreement, other than to decrease the redemption price, only as follows:

•	to cure any ambiguity, defect or inconsistency;

•	to make changes that do not materially adversely affect the interests of holders of rights, excluding the interests of any acquiring person; or

•	to shorten or lengthen any time period under the rights agreement, except that we cannot lengthen the time period governing redemption or lengthen any time period that protects, enhances or clarifies the benefits of holders of rights other than an acquiring person.

Other Matters

Directors

Our directors are elected by a majority of the votes cast by stockholders entitled to vote. There is no provision for cumulative voting.

Our board of directors must consist of at least one member. Stockholders may change the number of directors only by the affirmative vote of holders of a majority of the outstanding common stock. The board of directors may change the number of directors only by a majority vote of the entire board. Our board of directors is divided into three classes, with each class serving staggered, three-year terms. Each director shall be elected to serve until the next annual meeting of stockholders, at which the term expires for the relevant class, and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Stockholder Meetings

Under our bylaws, annual stockholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by stockholders holding not less than one-fifth of all the outstanding shares entitled to vote at such meeting. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for the shareholder’s shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Stockholders’ Derivative Actions

Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive offices.

The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Bylaws

Several provisions of our amended and restated articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Business Combinations

Our amended and restated articles of incorporation generally prohibit us from entering into a business combination with an “interested shareholder” for a period of three years following the date on which the person became an interested shareholder. Interested shareholder is defined, with certain exceptions, as a person who (i) owns more than 15% of our outstanding voting stock, or (ii) is an affiliate or associate of the Company that owned more than 15% of our outstanding stock at any time in the prior three years from the date the determination is being made as to whether he or she is an interested shareholder.

This prohibition does not apply in certain circumstances such as if (i) prior to the person becoming an interested shareholder, our board of directors approved the business combination or the transaction which resulted in the person becoming an interested shareholder, or (ii) the person became an interested shareholder prior to the Company’s initial public offering.

Blank Check Preferred Stock

Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our stockholders, to issue up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors

Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay stockholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Election and Removal of Directors

Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Stockholders

Our amended and restated articles of incorporation and our bylaws provide that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders or by the unanimous written consent of our stockholders. Our amended and restated articles of incorporation and our bylaws provide that, subject to certain exceptions, our Chairman, Chief Executive Officer, or Secretary at the direction of the board of directors or holders of not less than one-fifth of all outstanding shares may call special meetings of our stockholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a stockholder may be prevented from calling a special meeting for stockholder consideration of a proposal over the opposition of our board of directors and stockholder consideration of a proposal may be delayed until the next annual meeting.

Stockholders Rights Agreement

Our Stockholders Rights Agreement may have anti-takeover effects. The rights exercisable under the Stockholders Rights Agreement will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. Please see “Preferred Stock Purchase Rights.”

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the date on which we first mailed our proxy materials for the preceding year’s annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Transfer Agent

The registrar and transfer agent for our common stock is Computershare Shareowner Services LLC. The registrar and transfer agent for our Series B Preferred Stock is Computershare Trust Company, N.A.

Listing

Shares of our common stock are listed on the NYSE under the symbol “DSX.” Shares of our Series B Preferred Stock are listed on the NYSE under the symbol “DSXPRB.”

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank in parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•	the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

•	but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

•	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

•	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

•	reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

•	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

•	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

•	makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

•	waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries – either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the Commission.

The DTCC Board of Directors is currently composed of 19 directors serving one-year terms. Twelve directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions; two directors are designated by DTCC’s preferred shareholders, which are NYSE Euronext and FINRA; three directors are from non-participants; and the remaining two directors are DTCC’s Executive Chairman and its Chief Executive Officer and President. All of the Board members except those designated by the preferred shareholders are elected annually.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement; or

•	currencies.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each stockholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the rights, purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by us.

Commission Registration Fee	$15,497.45
Blue Sky Fees and Expenses	*
Printing and Engraving Expenses	*
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Indenture Trustee Fees and Expenses	*
FINRA Fee	*
NYSE Listing Fee	*
Transfer Agent and Registrar Fees	*
Miscellaneous	*
Total	*

*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.

EXPERTS

The consolidated financial statements of Diana Shipping Inc. appearing in Diana Shipping Inc.’s Annual Report on Form 20-F for the year ended December 31, 2014 and the effectiveness of internal control over financial reporting of Diana Shipping Inc. as of December 31, 2014, have been audited by Ernst & Young (Hellas) Certified Auditors-Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors-Accountants S.A. is located at Chimarras 8B, 15125, Maroussi, Athens, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified-Auditors-Accountants (“SOEL”), Greece with registration number 107.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, as amended, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. You may also learn about our Company by visiting our website at http://www.dianashippinginc.com. The information on our website is not a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the following documents and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934:

•	Our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Commission on March 25, 2015, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•	Our Report of Foreign Private Issuer on Form 6-K, furnished with the Commission on June 22, 2015;

•	Our Report of Foreign Private Issuer on Form 6-K, furnished with the Commission on June 15, 2015;

•	Our Report of Foreign Private Issuer on Form 6-K, furnished with the Commission on June 9, 2015;

•	Our Report of Foreign Private Issuer on Form 6-K, furnished with the Commission on June 2, 2015;

•	Our Report of Foreign Private Issuer on Form 6-K, furnished with the Commission on May 28, 2015;

•	Our Report of Foreign Private Issuer on Form 6-K, furnished with the Commission on May 22, 2015;

•	Our Report of Foreign Private Issuer on Form 6-K, furnished with the Commission on May 13, 2015, containing a press release announcing our financial results for the first quarter of 2015;

•	Our Report of Foreign Private Issuer on Form 6-K, furnished with the Commission on May 8, 2015;

•	Our two Reports of Foreign Private Issuer on Form 6-K, furnished with the Commission on May 7, 2015;

•	Our Report of Foreign Private Issuer on Form 6-K, furnished with the Commission on April 30, 2015;

•	Our Report of Foreign Private Issuer on Form 6-K, furnished with the Commission on April 28, 2015;

•	Our Report of Foreign Private Issuer on Form 6-K, furnished with the Commission on April 9, 2015;

•	Our Report of Foreign Private Issuer on Form 6-K, furnished with the Commission on April 6, 2015;

•	Our Report of Foreign Private Issuer on Form 6-K, furnished with the Commission on April 1, 2015;

•	Our Form 8-A12B, filed with the Commission on March 15, 2005, registering our common shares, par value $0.01 per share, and our preferred stock purchase rights under Section 12(b) of the Exchange Act, and any amendment filed thereto; and

•	Our Form 8-A12B, filed with the Commission on February 13, 2014, registering our 8.875% Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, under Section 12(b) of the Exchange Act, and any amendment filed thereto.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K or other filings that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Diana Shipping Inc.

Pendelis 16

175 64 Palaio Faliro

Athens, Greece

011 30 (210) 947-0100

Information Provided by the Company

We will furnish holders of our common stock with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

$70,000,000 of Common Shares

Diana Shipping Inc.

PROSPECTUS SUPPLEMENT

            , 2017

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